Exhibit 99.1

TERMINATION OF JOINT FILING AGREEMENT

November 1, 2021

Each of the undersigned is a party to that certain Joint Filing Agreement, dated August 15, 2021 (the “Joint Filing Agreement”). Each of the undersigned hereby agrees that the Joint Filing Agreement is terminated effective immediately.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination of Joint Filing Agreement to be executed as of the day and year first above written.

AB VALUE PARTNERS, LP

By:	AB Value Management LLC
General Partner

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Manager

AB VALUE MANAGEMENT LLC

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Manager

/s/ Andrew T. Berger
ANDREW T. BERGER

/s/ Bradley Radoff
BRADLEY RADOFF

/s/ Rhonda J. Parish
RHONDA J. PARISH

/s/ Mark Riegel
MARK RIEGEL

/s/ Sandra Elizabeth Taylor
SANDRA ELIZABETH TAYLOR